Exhibit 10.26


                     SEVERANCE AND SEPARATION AGREEMENT

     This Severance and Separation Agreement ("Agreement") is made effective as of this 24th day of October, 1996 between Mallinckrodt Inc.(the "Company") and Paul D. Cottone (the "Executive").

     WHEREAS, Executive is currently an executive employee of the Company's veterinary and animal products operations known as Mallinckrodt Veterinary, Inc., i.e. hereinafter the "Business", who is employed as its President and Chief Executive Officer and has significant management responsibilities in the operation of that Business;

     WHEREAS, the Company has determined to divest itself of the Business by selling or otherwise disposing of it;

     WHEREAS, the Company recognizes that Executive is a valuable resource, desires that he be able to devote his full energies and undivided attention to his duties without the attendant distractions which he may have concerning his financial well being in case of the Executive's termination of employment as described below:

     WHEREAS, the Company desires to assure that when Executive is involved in deliberations in connection with Divestiture of the Business, Executive would be in a secure position to participate in such transactions in the best interests of the Company;

     WHEREAS, Executive is willing to continue to serve the Company but desires assurance that in the event of his separation from employment with the Company or Successor as described below, he will have fair and reasonable financial protections;

     NOW, THEREFORE, in exchange for the promises and covenants described below and for other valid consideration, whose receipt and sufficiency is hereby acknowledged, the Company and the Executive agree as follows:

     1. Payment of Severance Compensation Upon Termination of Employment Prior to Divestiture of the Business. If the employment of Executive with the Company or any of its affiliates terminates for any reason before the Closing Date, excluding termination resulting from the circumstances described in paragraph 5, the Company shall provide to the Executive those benefits and compensations described in paragraph 4 below.

     2.   Payment of Severance Compensation Upon Termination of
Employment As a Result of or Subsequent to Divestiture of the Business.

         (a) If within 30 days following the Closing Date, or the closing of any transaction which constitutes Divestiture of all or part of the Business, Executive is not offered or retained in Comparable Employment by (i) any Successor to the Business, or (ii) the Company or any of its affiliates, unless he is not retained in or offered employment for the reasons described in paragraph 5 below, the Company shall provide to the Executive those benefits and compensations described in paragraph 4 below.

         (b) If following the Closing Date, Executive is retained in Comparable Employment with Mallinckrodt Inc. or any of its affiliates and his employment with them thereafter terminates for any reason, Executive shall not receive the benefits and compensations described in paragraph 4 but shall receive such payments and benefits provided under the compensation and employee benefit plans, programs and policies then maintained by Mallinckrodt Inc. and its affiliates for which the Executive is then eligible.

         (c) Under no circumstances shall Executive be entitled to the compensations and benefits described in paragraph 4 if Executive, within a 30 day period following any Divestiture transaction or the Closing Date, is offered or retained in Comparable Employment by a Successor or the Company or any of its affiliates except as described in paragraph 3.

     3. Payment of Severance Compensation Upon Termination Following Divestiture of the Business. If within 30 days following the Closing Date or the closing of any transaction which constitutes Divestiture of all or part of the Business, Executive is retained in Comparable Employment with any Successor and the Executive's employment with such entity terminates for any reason, except for those described in paragraph 5, within twelve (12) months after the start of his/her employment with the Successor, the Company shall provide to the Executive those benefits and compensations described in subparagraphs 4(a) and (b) below.

     4. Severance Compensation. Except as otherwise provided in subparagraph 4(c), the Company will pay and provide the following as specified to Executive should his employment be terminated under any of the conditions described in paragraphs 1 through 3 which would make him eligible to receive them:

         (a)   Base Severance Pay.
               (i) If circumstances exist so that if paragraph 1 or subparagraph 2(a) is applicable, Executive shall receive a cash payment equal to one year of Executive's base salary in effect on the date of this Agreement.

               (ii) If circumstances exist so that paragraph 3 is applicable, Executive shall receive a cash payment equal to the greater of (a) two weeks of Executive's base salary in effect on the date of this Agreement, per each full year and any fraction of year of Executive's combined service with the Company and the Successor subject to a minimum of twelve (12) weeks and a maximum of fifty-two
(52) weeks of base salary regardless of Executive's actual service or
(b) one year of Executive's base salary in effect on the date of this Agreement multiplied by a fraction the numerator of which equals the number of calendar days remaining from the date of Executive's termination by the Successor to the first calendar year anniversary of the Closing Date and the denominator equals 365 days.

         (b) Benefit Continuation Payment. Executive shall receive a cash payment equal to the cost which employee would be required to pay to acquire continuation coverage, pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), 29 U.S.C. Sections 1161-1167, under the medical benefit plan which covered Executive immediately prior to his termination of employment for a period equal to the total number of weeks of base salary which the Executive is entitled to receive under subparagraph 4(a).

         (c) Retirement Benefit Improvements. If terminated under any conditions described in paragraphs 1 and 2, Executive shall receive the following improvements to the amount of his benefits determined under the Company's Qualified Retirement Plan (the
"Plan"):

               (i) If not already vested, he shall become fully vested in pensions accrued under the Plan:

              (ii) He shall have his pension calculated by adding an additional two (2) years of Credited Service to his existing
Credited Service under the Plan;

              (iii) If Executive is age 55 or older on the date on which his employment terminates, he will be eligible to receive an early retirement pension benefit under the Plan calculated without any reduction in accrued pension because of commencement prior to age 62;

               (iv) If Executive is at least age 54 but not age 55 on the date on which his employment terminates, he will be eligible to receive an early retirement pension benefit upon attaining age 55 determined as though he had terminated employment at age 55 and had been on unpaid leave of absence from the date of his actual termination of employment from the Company and its affiliates until age 55.

If the value or the effect of any item described in subparagraphs 4(c)(i) through (iv) cannot be paid from or provided through the Plan for any reason, as determined by the Plan Administrator in his judgment, then the value of such item(s) will be provided in an equivalent cash payment to the Executive. This payment shall equal the actuarial equivalent of the particular value or effect determined using the assumptions and methods then employed under the Plan to determine the lump sum equivalent of pensions payable under the Plan. Such calculations shall be made by the Plan Administrator and shall be final and conclusive.

     (d) Payment for Unvested Options. The Company shall pay Executive for any unvested options of the Company's shares at the rate of $6.84 per share for those shares covered by options awarded before August 1996 and $3.42 per share for those shares covered by options awarded during or after August 1996.

     (e) Executive Out placement Assistance. The Company will make available to Executive an Out placement assistance program (i.e. "Out placement") which would be provided through a provider selected by the Company in accordance with such terms as negotiated by the Company which terms shall be reasonably consistent with Out placement previously provided by the Company to former executive employees. Outplacement shall be provided only if Executive notifies the Company within thirty (30) days of his termination of employment that he elects it.

     (f) Treatment of Payments for Employee Benefit Plan Purposes. Executive agrees that the payments described in this paragraph 4 shall not considered to be compensation, base compensation, annual incentive or bonus payments for purposes of determining Executive's accrued benefit or any other benefit entitlements under the Mallinckrodt Inc. Retirement Plan, the Investment Plan for Employees of Mallinckrodt Inc. or any other employee benefit or compensation plan or policy of the Company and any of its affiliates.

Any amounts due to Executive under this paragraph 4 shall be paid to him as soon as practical after his termination of employment. No combination of circumstances described in paragraphs 1 through 3 shall result in multiple payment of any amount stated in paragraph 3.

     5. No Entitlement to Severance Payments. If the employment of the Executive with the Company or any of its affiliates or a Successor terminates because of any reason described in (a) through
(d) below, Executive shall not be entitled to any of the payments described in paragraph 4. In such case, the Executive shall only be entitled to such compensation and benefits as are available under the applicable employee benefit plans and other compensation programs of the Company, if any, or a Successor, if his employment terminates from a Successor, in accordance with the provisions of such plans and programs.

         (a) Death. The Executive's employment with the Company or a Successor ends by reason of the Executive's death.

         (b) Disability. The Executive becomes incapacitated by reason of physical or mental disability and is unable to perform the essential functions of his position, with or without accommodation, and as a result, the Executive's employment with the Company or Successor is terminated;

         (c) Cause. The employment of the Executive with a Successor or the Company is terminated for Cause. For purposes of this Agreement, Cause shall mean:

               (i) The Executive's neglect of, or failure to satisfactorily or substantially perform, any of the duties of his position and any other duties assigned to him unless such failure is due to physical or mental incapacity; or

               (ii) Any act or omission to act of the Executive which is determined to be inconsistent with the best interests of the Company or Successor or which has the effect of embarrassing or injuring the Company or Successor, their business or business relationships.

     For purposes of this Agreement, whether Executive has been terminated for Cause shall be determined in the sole and exclusive judgment of the Chairman of the Board of Mallinckrodt Inc. and that
determination shall be binding and final on all parties.    In the
event Executive is terminated for Cause, the Executive shall have an opportunity to meet with the Chairman of the Board before a final determination is made.

         (d)   Voluntary Resignation.  The employment of the
Executive with a Successor or the Company is terminated by the Executive upon his voluntary resignation for any reason. The resignation of Executive shall be deemed "voluntary" unless it occurs for any one of the reasons described in (i) or (ii) below in which case it shall be deemed to be "involuntary" and the Executive shall be entitled to the benefits described in paragraph 4:

               (i) The Executive's resignation or retirement (other than mandatory retirement pursuant to a written employment agreement or Company or Successor policy) is requested by a Successor or the Company other than for Cause; or

               (ii) The Executive's resignation or retirement results from the failure by a Successor or the Company to comply with any of the provisions of any written employment contract with the Executive.

     6. Definitions. For purposes of this Agreement, the terms used herein shall have the following meaning unless otherwise clearly provided.

         (a) "Closing Date" means the date on which the last of any and all transactions which constitute the Divestiture of the Business is closed as such date is determined by the Company in its sole and exclusive judgment. If such date has not occurred prior to June 30, 1997, or if active negotiation with third parties for divestiture of the Business is ongoing at June 30, 1997, such later date as the Company in its sole and exclusive judgment may establish, such date shall not occur.

         (b) "Divestiture" means all transactions for the sale, disposition, exchange or other transfer of all or substantially all of the ownership of (i) the Business, or (II) any entities owned directly or indirectly by, or affiliated with, Mallinckrodt Inc. or Mallinckrodt Veterinary, Inc. which own the Business, is transferred to persons or entities other than the Company and its Affiliates.

         (c) Comparable Employment means employment which would compensate Executive with an annual base salary and annual bonus which in total would be at least 90% of Executive's annual base salary and normal annual MICP bonus payable to Executive on the date of this Agreement.

For purposes of this Agreement, whether Executive has been offered Comparable Employment shall be determined in the sole and exclusive judgment of the Chairman of the Board of Mallinckrodt Inc. and that determination shall be binding and final on all parties. In the event a question arises whether the Executive has been offered Comparable Employment, the Executive shall have an opportunity to meet with the Chairman of the Board before a final determination is made.

         (d) "Successor" means any person, entity or affiliate of such person or entity which acquires, succeeds to and/or retains any portion of the Business as a result of, following, or in connection with any transaction constituting part of the Divestiture of the Business.

         (e) Use of male gender terms, e.g. "he" or "him" shall be interpreted to also include the female gender if appropriate.

    7. Release. As a condition precedent to the Company having any obligation to pay the Executive or his Beneficiaries of any of the amounts described in paragraph 4, the Company may demand that Executive first execute and shall not revoke an agreement wherein the Executive releases and waives any and all claims which the Executive may have against the Company and its affiliates and others as specified in the waiver and release. The Company may propose any form of release and waiver agreement which it deems appropriate and Executive and/or his Beneficiaries shall be obligated to execute it as a condition precedent to entitlement to any of the payments described in paragraph 4.

     8. Payments Upon Death. Upon the death of the Executive, amounts due to Executive under paragraph 4, if any, shall be distributed to his designated Beneficiary upon becoming payable. Executive may designate one or more Beneficiaries to whom benefits will be paid prior to distribution of such amounts unless otherwise payable under the terms of the Mallinckrodt Inc. Retirement Plan. Each designation shall be in writing as prescribed by the Company and will become effective only when filed with the Company during the Executive's lifetime. Any Beneficiary designation may be changed by filing a new designation and all prior designations shall become void. If the Executive has made no effective Beneficiary designation or all designated Beneficiaries have predeceased the Executive, then payment shall be made to the Executive's estate.

     9. Exclusivity of Provisions Regarding Payments Upon Termination of Employment. The terms of this Agreement shall specifically supersede, replace and render null and void (a) any agreement or commitment, or portion thereof, which the Executive may have with the Company or its affiliates and (b) any portion of any employee benefit plan, program or other policy of the Company or its affiliates which may pertain to the Executive, that provides for the payment of any severance or separation compensation upon termination of the Executive's employment with the Company, an Affiliate or a Successor. However, the provisions of the Executive Incentive Compensation Agreement between the Company and the Executive dated October 24, 1996, and rights, if any, under any agreement relating to a Change in Control of the Company shall remain in full force and effect. Executive shall also be entitled to receive all compensation and benefits due to him upon termination of employment which he accumulates through that date pursuant to the Mallinckrodt Inc. Retirement Plan, the Investment Plan for Employees of Mallinckrodt Inc., the Mallinckrodt Inc. Management Incentive Compensation Plan and Long Term Incentive Compensation Plan for Senior Management.

     10.  General Provisions.

         (a) Source of Payments. This Agreement shall not give Executive or any person, any right to any specific property or assets of the Company. The Company's obligation hereunder is an unfunded, unsecured promise to pay money in the future and the Executive's claim, shall be that of a general, unsecured creditor.

         (b) Nonalienation. Except for the Company's right to offset or forfeit payments stated below, neither Executive nor any other person, prior to the payment or distribution of amounts hereunder, may pledge, sell, anticipate, assign or in any way create a lien upon any amounts payable under this Agreement either by voluntary or involuntary acts or by operation of law. No amounts payable may be attached or subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or any other person. However, if the Executive is indebted to the Company in any manner when payments are due, the Company may offset the amount of any indebtedness against the payments and withhold it from any sums due hereunder.

         (c) No Contract of Employment. This Agreement is not a contract of employment for any term and shall not be interpreted as providing the Executive the right to continue to be retained in the Company's employ or, upon the Executive's termination of employment, to have any right to any amount or benefit except as expressly granted herein. This document shall not be interpreted to imply that the Executive, while employed by the Company, is anything other than an employee at will whose employment may be terminated at any time for any or no reason.

         (d) Successors. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, by operation of law or otherwise, including any entity or person which shall succeed (whether directly or indirectly, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company. This Agreement shall be binding upon and inure to the benefit of Executive and his other legal representatives, heirs, and assigns.

         (e) Amendment and Waiver. This Agreement may not be amended except in a writing which is signed the by Executive and a duly authorized officer of Mallinckrodt Inc. No waiver by either party of any breach or any provision of this Agreement shall be deemed a waiver of a similar or dissimilar provision nor shall the failure of or delay by either party in exercising any right or privilege operate as a waiver to preclude further exercise thereof or of any other such right.

         (f) Withholding. All payments made by the Company pursuant to this Agreement, shall be subject to withholding of such amounts of income and other taxes as the Company may reasonably determine is appropriate.

         (g) Entire and Exclusive Agreement. This Agreement constitutes the entire agreement of the parties in respect of the subject matter hereof, and supersedes any and all negotiations, representations and prior agreements by and between the parties with respect to its subject matter except as stated in paragraph 9 above.

         (h) Severability. If any provision of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions shall be unaffected and shall be construed and enforced in accordance with the terms of this Agreement.

         (i) Governing Law. This Agreement shall be governed by the law of the State of Missouri.

         (j) Notices. Any notice to be given will be in writing and delivered personally or sent by first class or certified mail, addressed to the party concerned at the address below or at such other address as maybe subsequently provided:

               If to the Company:
               Mr. Roger Keller
               Vice President, General Counsel
               Mallinckrodt Inc.
               7733 Forsyth Boulevard, Suite 2200
               St. Louis, Missouri  63105

               If to the Executive:
               Paul D. Cottone
               190 Lancaster Ct.
               Lake Bluff, IL  60044

         (k) Administration and Interpretation. The Chairman of the Board of the Company shall have the power to discharge all duties hereunder except that he may delegate them as he sees fit. The Chairman shall be allocated complete discretion to interpret this Agreement and to resolve any and all questions or issues arising under it. The Chairman's determination shall be final, conclusive and binding on all parties and shall be accorded the maximum possible deference by any reviewing court or agency.

         (l) Payment to Guardian. If a distribution is payable to a minor or person declared incompetent or to a person that the Company concludes is incapable of handling the disposition of property, the Company may direct payment to the guardian, legal representative or person having the care and custody of such person. The Company may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

     11. Breach. If it is determined by the Company, in its sole determination, that Executive has breached any term of this Agreement, all amounts which are or may become payable by the Company under this Agreement will cease, and the Company shall be excused from performance of any and all other obligations contained in this Agreement. The election to cease future payments shall not preclude the Company from requesting all other remedies, either at law or equity.

     12. Termination. This Agreement shall terminate upon the earliest to occur of:

         (a) 30 days following the last date for incentives established in subparagraph 3(d)(I) of the Executive Incentive Compensation between the Company and Executive dated October 24, 1996; however, if the Divestiture of the Business has occurred prior to that date then this expiration date shall be extended to twelve months and one day after Executive is employed by a Successor, if he is employed by a Successor within the time described in paragraph 3;

         (b) Payment to the Executive or his Beneficiary of amounts due and payable pursuant to paragraph 4; or

         (c) Termination of the Executive from the employment of the Company for any reason if as result, or at the time, of that termination of employment, the Executive is not then entitled to receive any benefits or amounts under paragraph 4.

However, the provisions of paragraphs 7, 8, 9, 10 and 11 shall survive the termination of the Agreement.

     IN WITNESS WHEREOF, the Executive has executed this Agreement and, pursuant to authorization from its Board of Directors, the Company has caused this Agreement to be executed on its behalf, all as of the day and year first shown above.

MALLINCKRODT INC.
By:/s/  C. Ray Holman                          /s/  Paul D. Cottone

---------------------                         ----------------------
C. Ray Holman                                 Executive
Chairman of the Board and CEO
ATTEST:

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